As Filed With the Securities and Exchange Commission on June 1, 2006
                                     Registration Statement No. __________
_____________________________________________________________________________

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                   FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT of 1933

                          ODYSSEY MARINE EXPLORATION, INC.
                    -----------------------------------------
                    (Exact Name of Registrant in its Charter)

          Nevada                                84-1018684
-------------------------------       ------------------------------------
(State or other jurisdiction of       (I.R.S. Employer Identification No.)
incorporation or organization)

                 5215 West Laurel Street, Tampa, Florida  33607
                                (813) 876-1776
                ---------------------------------------------------
               (Address and telephone number of principal executive
                       offices and principal place of business)

          ODYSSEY MARINE EXPLORATION, INC. 2005 STOCK INCENTIVE PLAN
          -----------------------------------------------------------
                            (Full title of plan)

                  Michael J. Holmes, Chief Financial Officer
                       Odyssey Marine Exploration, Inc.
                5215 West Laurel Street, Tampa, Florida  33607
                              (813) 876-1776
           ---------------------------------------------------------
           (Name, address and telephone number of agent for service)

                                 Copy to:
                            James P. Beck, Esq.
                              Krys Boyle, P.C.
                  600 Seventeenth Street, Suite 2700 South
                           Denver, Colorado  80202
                              (303)  893-2300

                      CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------
                                  Proposed    Proposed
                                  Maximum     Maximum
Title of Class of                 Offering    Aggregate        Amount of
Securities to be   Amount to be   Price       Offering         Registration
Registered         Registered     Per Share   Price            Fee
----------------------------------------------------------------------------
Common Stock,      1,010,000      $ 3.67 (1)  $3,706,700(1)    $  396.62
$.0001 Par Value

Common Stock,      1,490,000      $ 2.43 (2)  $3,620,700(2)    $  387.41
$.0001 Par Value                                               ---------
                                                        Total  $  784.03
----------------------------------------------------------------------------
(1) Estimated solely for the purpose of computing the amount of registration fee based on the average exercise price of options outstanding under the 2005 Stock Incentive Plan of $3.67.

(2) Based on the closing price of Registrant's Common Stock on the American Stock Exchange on May 30, 2006 of $2.43.




                                  PART II
             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents filed by the Company with the Commission are incorporated in this Registration Statement:

  1.  Annual Report on Form 10-K for the year ended December 31, 2005.

  2. Definitive Proxy Statement filed on March 29, 2006 for the Annual Meeting of Shareholders held on May 5, 2006.

  3.  Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

  4. Current Reports on Form 8-K filed on April 3, 2006; March 2 and 16, 2006; February 1, 2006; and January 5, 2006.

  5. The description of common stock contained in Registration Statement on Form 8-A filed November 13, 2003 (SEC File No. 1-31895).

  6. All documents filed by the Company, subsequent to the date of this Registration Statement, under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering described herein.

Item 4.  Description of Securities.  Not applicable.

Item 5. Interests of Named Experts and Counsel.  Not applicable.

Item 6.  Indemnification of Directors and Officers.

     The only statute, charter provision, bylaw, contract, or other arrange-ment under which any controlling person, director or officer of Odyssey is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

     (a) Subsection (1) of Section 78.751 of the Nevada Corporation Law empowers a corporation to "indemnify any person who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful."

     Subsection (2) of Section 78.751 empowers a corporation to "indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the

                                   II-1


corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnify for such expenses as the court deems proper."

     Subsection 78.751(3) further provides that "to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter herein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense."

     (b) Article VII of Odyssey's Articles of Incorporation provides that Odyssey is authorized to indemnify directors, officers, employees and agents to the full extent allowed for under the Nevada Business Corporation Act.

     (c) Article XI of the Articles of Incorporation of Odyssey provides that no director, officer or stockholder of Odyssey shall be personally liable for damages for breach of fiduciary duty as a director or officer; provided, that this provision shall not eliminate liability of a director or officer for acts or omissions involving intentional misconduct, fraud or a knowing violation of law or payments or distributions in violation of Nevada law.

Item 7.  Exemption from Registration Claimed.  Not applicable.

Item 8.  Exhibits.

Exhibit
Number   Description                        Location
------   -----------                        ---------

 5.1     Opinion of Krys Boyle, P.C.
         regarding legality                 Filed herewith electronically.

23.1     Consent of Ferlita, Walsh &
         Gonzalez, P.A.                     Filed herewith electronically.

23.2     Consent of Krys Boyle, P.C.        (Contained in Exhibit 5.1)






                                     II-2


Item 9.  Undertakings.

     The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) that for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering; and

     (5) that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                     II-3



                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa and State of Florida on the 1st day of June, 2006.

                                  ODYSSEY MARINE EXPLORATION, INC.


                                  By: /s/ Michael V. Barton
                                      Michael V. Barton, Chief Executive
                                      Officer

                                  By: /s/ Michael J. Holmes
                                      Michael J. Holmes, Chief Financial
                                      Officer (Principal Financial Officer)

                                  By: /a/ Jay A. Nudi
                                      Jay A. Nudi, Controller
                                      (Principal Accounting Officer)

     Pursuant to the requirements of the Securities Act of 1933, this Form S-8 Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

      Signature and Title                                 Date
     ---------------------                             ------------

/s/ John C. Morris                                     June 1, 2006
John C. Morris, Co-Chairman and
Director


/s/ Gregory P. Stemm                                   June 1, 2006
Gregory P. Stemm, Co-Chairman and
Director


/s/ George Knutsson                                    June 1, 2006
George Knutsson, Director


/s/ David J. Saul                                      June 1, 2006
David J. Saul, Director


_________________________________
George E. Lackman, Jr., Director


/s/ David J. Bederman                                  June 1, 2006
David J. Bederman, Director